Exhibit 99.1

Contact:	Mike Osborne
Sparton Corporation
Email: ir@sparton.com
Office: (847) 762-5800

FOR IMMEDIATE RELEASE

Sparton and L-3 Communications Reach Settlement Agreement

SCHAUMBURG, Ill. – August 24, 2015 – Sparton Corporation (NYSE: SPA) announced today that it has signed a settlement agreement to pay L-3 Communications $2.5 million.

On September 24, 2013, L-3 Communications Corporation, doing business as L-3 Linkabit, filed a complaint in the United States District Court for the Middle District of Florida, Orlando Division, against Sparton Corporation and Sparton Electronics. On August 20, 2015, Sparton and L-3 signed a mutual accord resolving the dispute. The agreement requires payment from Sparton to L-3 on or before October 1, 2015 in consideration for dismissal of the litigation. Neither party admitted to any mistakes, damage or fault.

“This settlement has resulted in a positive business outcome between our two companies,” stated Cary Wood, President & CEO of Sparton. “Our on-going relationship with L-3 remains solid and we expect to continue to be partners well into the future. The new business development funnel continues to be strong overall and includes a number of key L-3 programs currently in the quote phase. With fiscal 2015’s adjusted earnings per share to be announced on September 8, 2015 in-line with analyst consensus, it allows us to enter fiscal 2016 with a clean slate by having this dispute and the Fenwal rebalancing activities well behind us, setting us up for what we expect to be a successful fiscal 2016 on all fronts.”

“We are pleased to have this matter behind us,” commented John Mega, President of L-3’s Communication Systems Business Segment. “I expect Sparton to continue to be an integral part of our supply chain as evidenced by the multiple programs currently sourced and being produced, as well as a number of other programs being quoted by them for future sourcing opportunities.”

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 116th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, field service, and refurbishment. The primary markets served are Medical & Biotechnology, Military & Aerospace, and Industrial & Commercial. Headquartered in Schaumburg, IL, Sparton currently has fifteen manufacturing locations and engineering design centers worldwide. Sparton’s Web site may be accessed at www.sparton.com.

About L-3 Communications

Headquartered in New York City, L-3 employs approximately 45,000 people worldwide and is a prime contractor in aerospace systems and national security solutions. L-3 is also a leading provider of a broad range of communication and electronic systems and products used on military and commercial platforms. The company reported 2014 sales of $12.1 billion.

To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in Sparton’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in Sparton’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.

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